UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011

REPUBLIC FIRST BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17007	23-2486815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
50 South 16th Street, Suite 2400, Philadelphia, PA 19102 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (215) 735-4422

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 19, 2011, Republic First Bancorp, Inc. (“Republic”) completed the sale of $59.0 million of commercial real estate loans and foreclosed properties to a single institutional purchaser.  The loans and foreclosed properties had a book balance of $45.1 million and included $28.4 million of nonaccrual loans and other real estate owned.  Net proceeds totaled $30.6 million and Republic expects to incur a loss of approximately $14.5 million in the quarter ending December 31, 2011 as a result of the sale.

Forward Looking Statements

To the extent any statements made in this Current Report on Form 8-K contain information that is not historical, these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; new service and product offerings by competitors and price pressures and other risks described in Republic’s periodic reports filed with the Securities and Exchange Commission.   Forward-looking statements speak only as to the date on which they are made, and Republic does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of Republic, except as may be required by applicable law or regulations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Date: December 21, 2011	By:	/s/ Frank A. Cavallaro
Frank A. Cavallaro
Senior Vice President and
Chief Financial Officer